Exhibit 99.9

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

The undersigned hereby consents to being named as a director nominee and impending board member of Seitel, Inc. (the "Company") in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in all amendments thereto.

Dated: March 30, 2004

/s/ C. Robert Black

C. Robert Black